Exhibit 10.1

ROMAN DBDR ACQUISITION CORP. II

9858 Clint Moore Road, Suite 205

Boca Raton, FL 33496

October 1, 2025

John J. Birmingham

6815 E. Camelback Road

Scottsdale, AZ 85251

Re: CFO Offer Letter

Dear Mr. Birmingham,

Roman DBDR Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), is pleased to offer you a position as Chief Financial Officer and Principal Financial and Accounting Officer (“CFO”). We believe your background and experience will be a significant asset to the Company and we look forward to your service. Should you choose to accept the position, this letter agreement (the “Agreement”) shall constitute an agreement between you and the Company and contains all the terms and conditions relating to the services you agree to provide to the Company.

1. Term. Your term (the “Term”) as the CFO shall be effective as of the date of this Agreement (the “Effective Date”) and shall end as of the earlier of the date: (i) either party terminates this Agreement pursuant to written notice to the other party; (ii) the date that the Company’s initial business combination is consummated; (iii) the date the Company is wound up; or (iv) the date that you vacate or are removed from your position.

2. Services. You shall render services and perform the duties (hereinafter your “Duties”) as determined and provided to you from time to time by the Chief Executive Officer and the Board of Directors of the Company (the “Board”). During the Term of this Agreement, you shall perform the Duties as necessary for the best interest of the Company. You shall consult with the other members of the management team and Board as necessary via telephone, electronic mail or other forms of correspondence. You shall also comply with all Company policies as may exist and be in effect from time to time.

3. Compensation.

a. Cash Compensation. As compensation for your services to the Company, you will receive compensation as set forth on Schedule A attached hereto (hereinafter, the “Cash Compensation”), subject to adjustment by the Board or any committee designated by the Board. The Cash Compensation may be paid by one of the Company’s affiliates, including without limitation, the sponsor of the Company’s initial public offering, Roman DBDR Acquisition Sponsor II LLC (the “Sponsor”). For avoidance of doubt, in the event of any conflict of interest between the Company and the Sponsor, you shall act in the best interest of the Company (including, where applicable, to the detriment of the Sponsor), and such conduct shall not constitute a breach of this Agreement.

b. Business Expenses. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties during the Term, in accordance with the Company’s expense reimbursement policies.

c. No Additional Compensations or Benefits. Absent a written agreement signed by the Company, you shall not be entitled to any remuneration of any kind, including without limitation, in cash or in any securities of the Company, other than that expressly set forth in this Agreement, for any work or services that you performs for, or information you provide to the Company during the Term. You acknowledge that you have not been promised, and are not entitled to, a position as an employee, contractor, or director, with the entity that results from any business combination into which the Company enters.

4. No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

5. Governing Law. All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the Cayman Islands.

6. Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its arbitration rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

7. Entire Agreement; Amendment; Waiver; Counterparts. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

8. Acknowledgement. You accept this Agreement subject to all the terms and provisions of this Agreement. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Company of any questions arising under this Agreement.

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The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

ROMAN DBDR ACQUISITION CORP. II

By:	/s/ Dixon Doll, Jr.
Name:	Dixon Doll, Jr.
Title:	Chief Executive Officer

AGREED AND ACCEPTED as of the date set first set forth above:

By:	/s/ John J. Birmingham
Name:	John J. Birmingham

Schedule A

Cash Compensation

During your Term as CFO, you will receive a one-time cash payment in the amount of USD$25,000 relating to the Q2 2025 and Q3 2025 Securities and Exchange Commission (“SEC”) reporting work of the Company (including the Q2 2025 10-Q and Q3 2025 10-Q) to be paid following the execution of this Agreement. You will also receive a payment of $50,000 relating to the Q4 2025 and Q1 2026 SEC reporting work of the Company (including the 2025 10-K and Q1 2026 10-Q) to be paid following the filing of the Q1 2026 10-Q. The Company and the CFO may agree to additional payments to the CFO relating to any additional financial diligence and financial modeling services provided in connection with the Company’s initial business combination.